333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Announces Positive
Drilling Results at the Holstein Deep and Dorado
Development Projects in the Gulf of Mexico

PHOENIX, AZ, December 4, 2014 - Freeport-McMoRan Inc. (NYSE: FCX) announced today positive drilling results from the Freeport-McMoRan Oil & Gas (FM O&G) 100-percent-owned Holstein Deep and Dorado development wells in the Deepwater Gulf of Mexico (GOM).  Production from these projects is expected to total approximately 30,000 barrels of oil equivalents (BOE) per day in 2016.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, “The results from the Holstein Deep and Dorado development wells are excellent examples of investments in low risk, high return development opportunities utilizing existing infrastructure in the Gulf of Mexico.  As we work to manage capital in a challenging market environment, we will continue to prioritize development projects in our core focus areas.”

During the fourth quarter of 2014, the Holstein Deep delineation well in the Green Canyon area reached a total depth of approximately 31,100 feet.  Recent wireline logs and core data combined with previously reported interim results confirmed that the well encountered a total of approximately 234 net feet of Miocene oil pay with excellent reservoir characteristics and good correlation to the discovery well and previous confirmation sidetrack penetration.

Production from the planned three-well development program is expected to reach approximately 15,000 BOE per day in 2016 and will be tied back to the existing Holstein production facility.  Based on the results from the Holstein Deep delineation well, FM O&G has increased the net unrisked resource potential of the Holstein Deep field to more than 250 MMBOE from the previous estimate of approximately 140 MMBOE.  The data also supports the potential for additional development opportunities at Holstein Deep to achieve production of up to 75,000 BOE per day by 2020.

The Holstein Deep development is located in Green Canyon Block 643, west of the Holstein platform in 3,890 feet of water.  FM O&G acquired the acreage associated with this development in a 2013 lease sale held by the Bureau of Ocean Energy Management.

FM O&G has identified multiple additional development opportunities in the Green Canyon area that could be tied back to the Holstein facility.

The company also reported positive drilling results at the 100-percent-owned Dorado development project which commenced drilling in October 2014.  In December 2014, the well reached a total depth of approximately 14,600 feet and encountered approximately 245 net feet of Miocene pay with excellent reservoir characteristics and good correlation to offset productive wells.  This well is the first of three planned subsea

Freeport-McMoRan	1

tieback wells to the Marlin facility targeting undrained fault blocks and updip resource potential south of the Marlin facility.

Production from the planned three-well Dorado development is expected to reach approximately 15,000 BOE per day in 2016 and will be tied back to the existing Marlin production facility.  The Dorado development is located on Viosca Knoll Block 915 in 3,860 feet of water. FM O&G has a 100 percent working interest in Marlin.

FM O&G has multiple development opportunities in the Marlin area that could be tied back to the Marlin facility.

These projects were previously incorporated in the company’s estimates of production and capital expenditures.  The company is conducting a review of capital expenditures and other costs in response to the recent decline in oil prices.  The review includes evaluation of opportunities to reduce or defer expenditures and potential partnership arrangements.

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.

FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale play, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com.

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to production and sales volumes, development and production activities and capital expenditures. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include production rates, industry risks, regulatory changes, drilling results, weather- and climate-related risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.

The SEC requires companies with significant oil and gas producing activities to disclose, in their filings with the SEC, proved oil and gas reserves that have been demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC also permits the disclosure of probable oil and gas reserves, as such term is defined by the SEC. FCX uses certain phrases and terms in this press release, such as “net unrisked resource potential,” which the SEC’s rules prohibit FCX from including in its filings with the SEC. “Net unrisked resource potential” does not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and is therefore not indicative of expected future resource recovery and should not be relied upon.

Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

# # #

Freeport-McMoRan	2